Exhibit 10.16

EXECUTIVE EMPLOYMENT AGREEMENT

EXECUTIVE EMPLOYMENT AGREEMENT dated as of June 4, 2014, by and between BALLY TECHNOLOGIES, INC., a Nevada corporation (the “Company”), and RICHARD HADDRILL (“Executive”).

WHEREAS, the Company and Executive are parties to that certain Non-Executive Chairman Agreement dated as of November 14, 2012 (the “Chairman Agreement”) and were previously parties to that certain employment agreement dated as of June 30, 2004 (the “Original Employment Agreement”), as amended on December 22, 2004 (the “First Amendment”), June 13, 2005 (the “Second Amendment”), June 20, 2006 (the “Third Amendment”), February 13, 2008 (the “Fourth Amendment”), October 22, 2008 (the “Fifth Amendment”), December 30, 2008 (the “Sixth Amendment”), August 10, 2009 (the “Seventh Amendment”) and December 22, 2010 (the “Eighth Amendment”, together with the Original Employment Agreement, First Amendment, Second Amendment, Third Amendment, Fourth Amendment, Fifth Amendment, Sixth Amendment and Seventh Amendment, the “Prior Employment Agreement”); and

WHEREAS, the Company and Executive desire to enter into a new Executive Employment Agreement (this “Agreement”) in accordance with and subject to the terms and conditions hereof;

WHEREAS, this Agreement shall supersede the Chairman Agreement and the Prior Employment Agreement in their entirety.

NOW THEREFORE, on the basis of the foregoing premises and in consideration of the mutual covenants and agreements contained herein, the parties hereto agree as follows:

1.                                      Term.  The term of this Agreement shall commence on May 16, 2014 (the “Effective Date”) and shall continue, unless earlier terminated pursuant to Section 4 of this Agreement, through the third anniversary of the Effective Date, and shall thereafter be automatically renewed up to a maximum of two times for successive one year periods unless either party gives written notice to the other party of its intention not to renew at least ninety days prior to the expiration of said term (the initial term and any renewal period, the “Term”).

2.                                      Position and Duties.  From the Effective Date through May 22, 2014 Executive served as a transitional executive.  During the Term from and after May 23, 2014, Executive shall serve as the Company’s Chief Executive Officer and shall report to the Board of Directors of the Company.  Executive shall perform the duties contemplated by such title and such other duties, consistent with his experience and abilities, as the Board of Directors of the Company may assign to Executive.  Executive shall devote his full business time and efforts to the business and affairs of the Company, use his best efforts to advance the interests of the Company, and at all times conduct himself in a manner that reflects credit on the Company.  Executive shall not engage in any outside for-profit business, employment or commercial activities, except that Executive may, with the consent of the Board of Directors of the Company, serve on the board of directors of no more than two (2) non-affiliate for-profit entities (including, for the avoidance of doubt, the non-affiliate for-profit board of directors on which Executive currently serves), so long as such service and Executive’s service on behalf of any not-for-profit organizations does not affect Executive’s ability to perform his duties to the Company.  The provisions of this Section 2 shall not prevent Executive from investing his assets in such form and manner as he chooses; provided, however, that Executive shall not have any personal interest, direct or indirect (other than through the Company or its subsidiaries or as part of a broadly diversified mutual fund or managed account not directed by Executive), financial or otherwise, in any supplier to, buyer from, or competitor of the Company, unless such interest has been approved by the Compensation Committee of the Board of Directors of the Company.  It is contemplated that Executive shall render services to the Company from the Company’s principal place of business; however, the parties acknowledge and agree that Executive may be required to travel extensively in fulfilling his duties hereunder.

3.                                      Compensation.

(a)                                 Salary.  During the Term, the Company shall pay Executive an annual base salary of $1,000,000, payable in equal installments on the Company’s regularly recurring paydays in accordance with the Company’s normal payroll practice.  Increases in annual base salary shall be considered by the Company at least annually, beginning with the Company’s 2015 fiscal year, provided, however, that the award of any such increase shall be at the sole discretion of the Company.

(b)                                 Management Incentive Program.  During the Term, Executive shall be entitled to participate in the Company’s Management Incentive Program (and/or such other incentive compensation plan maintained by the Company) established for the Company (the “MIP”).  The MIP will entitle Executive to receive up to 200 percent of Executive’s target annual bonus for performance at plan maximum, with Executive’s target annual bonus under the MIP equal to 150 percent of his base salary and the threshold annual bonus under the MIP equal to 60 percent of his target annual bonus.  Executive’s bonus under the MIP shall be earned based upon objectives established by the Board of Directors and/or Compensation Committee thereof each year, which objectives for the 2015 fiscal year shall be based on the Company’s earnings per share performance; provided, however, that for the period from the Effective Date through June 30, 2014, Executive shall be eligible to earn a pro-rata bonus under the MIP based upon the achievement of performance objectives to be established by the Compensation Committee.  Any payment made to Executive pursuant to the MIP in accordance with this Section 3(b) shall be paid to Executive in a lump sum payment payable in the normal business course similar to those payments made to other Company executives, but in no event later than by December 31 of the calendar year that includes the last day of the fiscal year to which such payment relates.

(c)                                  Equity Awards.  Executive shall be eligible to receive equity grants during the Term at the discretion of and as approved by the Company’s Board of Directors and/or Compensation Committee thereof; provided, however, that, unless otherwise determined by the Board of Directors and/or Compensation Committee

thereof, (i) Executive’s aggregate annual target long-term equity incentive opportunity (based upon the accounting value attributed to such awards) shall be at least equal to 340% of his base salary and (ii) 60% of such annual equity incentive opportunity (based upon the accounting value attributed to such awards) shall be granted in the form of performance-based equity awards and 40% shall be granted in the form of time-based equity awards.

(d)                                 Reimbursement of expenses.  In accordance with established policies and procedures of the Company as in effect from time to time, the Company shall pay or reimburse Executive for all reasonable and actual out-of-pocket expenses including but not limited to travel, hotel, and similar expenses, incurred by Executive from time to time in performing his obligations under this Agreement.  Any reimbursement of Executive’s expenses made by the Company pursuant to this Section 3(d) shall be payable in the normal business course in accordance with the Company’s expense reimbursement policy, but in no event later than the last day of the calendar year following the calendar year in which the expense was incurred, and the expenses eligible for reimbursement in any one calendar year shall not affect the expenses eligible for reimbursement in any other calendar year.

(e)                                  Vacation.  Executive shall be entitled to five (5) weeks of annual paid vacation time in accordance with the Company’s policy with respect to senior executives of the Company prorated for any partial employment year.

(f)                                   Other benefits.  Executive shall be entitled to other employment benefits, including but not limited to life insurance, medical and hospitalization, disability, and retirement benefits, consistent with the benefits provided to other senior executives of the Company.  To the extent permitted by applicable law and the terms of the applicable plans and/or programs, Executive shall be given credit under the Company’s employee benefit plans and programs for his prior service as a full-time employee of the Company.

(g)                                  Sign-on Bonus.  Executive shall receive a one-time cash bonus payment of $230,000, payable promptly following the Effective Date.  Such payment shall be in recognition of cash compensation opportunities forgone in connection with Executive’s hire.

4.                                      Termination of Employment

(a)                                 At-will employment.  Executive’s employment with the Company is “at-will.” Either Executive or the Company may terminate Executive’s employment at any time with or without Cause.

(b)                                 Termination by Company for Cause.

(1)                                 The Company may terminate this Agreement for Cause at any time immediately on written notice to Executive, in which case the Company’s obligations and Executive’s rights under this Agreement shall terminate.  For purposes of this provision, the term “Cause” means:

(i)                                     Executive’s clear and substantiated insubordination, fraud, disloyalty, dishonesty, gross misconduct, or gross negligence in the performance of Executive’s duties under this Agreement, including willful and material failure to perform such duties as may properly be assigned to Executive under this Agreement, which results in economic harm to the Company (in each case, without cure within 30 days following written notice thereof);

(ii)                                  Executive’s material breach (without cure within 30 days following written notice thereof) of any material provision of this Agreement, including the breach of any restrictive covenants contained in this Agreement;

(iii)                               Executive’s failure to qualify (or having so qualified being thereafter disqualified) under any suitability or licensing requirement of any jurisdiction or regulatory authority to which Executive may be subject by reason of his position with the Company and its affiliates or subsidiaries.  The Company will use its best efforts to work with Executive in fulfilling the requirements and will promptly provide written information on the suitability and licensing requirements to Executive so that Executive may adequately prepare; or

(iv)                              Executive’s indictment for, conviction of, or plea of guilty or no contest to, a felony or a misdemeanor involving moral turpitude that has a substantial adverse effect on Executive’s qualifications or ability to perform his duties.

(2)                                 Any termination by the Company for Cause shall not be in limitation of any other right or remedy the Company may have under this Agreement or otherwise.

(c)                                  Termination by Company without Cause or by Executive for Good Reason.

(1)                                 The Company may terminate this Agreement at any time without Cause (as defined in Section 4(b)(1)), and Executive may terminate this Agreement at any time with Good Reason (as defined in Section 4(c)(2)), whereupon the Company’s obligations and Executive’s rights under this Agreement shall terminate, except that the Company shall, subject to Executive’s execution, within 21 days following Executive’s date of termination, and non-revocation of an effective general release of claims in favor of the Company (i) pay to Executive, in lump sum, on the date that is 30 days following Executive’s date of termination, an amount equal to Executive’s base salary for twenty-four months, (ii) pay to Executive, on the date that is 30 days following Executive’s date of termination, a pro-rata amount of Executive’s bonus under the MIP for the year of termination that Executive would have otherwise earned based on actual performance through the end of the fiscal quarter that ended most recently prior to the date of termination, (iii) accelerate on a pro-rata basis the vesting of Executive’s performance-based equity awards outstanding on the date of termination in a manner consistent with the terms thereof, which: (x) in the case of equity awards that vest based upon the attainment of TSR performance targets, actual performance through the date of termination and (y) in the case of equity awards that vest based on the attainment of non-TSR performance targets, shall be based upon actual performance through the end of the fiscal quarter that ended most recently prior to the date of termination; and (iv) if Executive elects continuation coverage under the Company’s health insurance plan pursuant to COBRA, the continuation of health benefits (in the form of COBRA reimbursement paid by the Company) for Executive, his spouse and his dependents, for a period of 18 months (or a shorter period, to the extent Executive becomes eligible for health benefits from a subsequent employer), to the extent that the same are available under policies held by the Company during such period. Notwithstanding the foregoing, if the payment by the Company of the COBRA premium payments described in the foregoing sentence will subject or expose the Company to taxes or penalties, Executive and the Company agree to renegotiate the provisions of Section 4(c)(1)(iv) in good faith and enter into a substitute arrangement pursuant to which the Company will not be subjected or exposed to taxes or penalties and Executive will be provided with payments or benefits with an economic value that is no less than the economic value of such payments.

(2)                                 Executive may terminate this Agreement for Good Reason at any time immediately on written notice to the Company (subject to the Cure Period), in which case the Company’s obligations and Executive’s rights under this Agreement shall terminate.  For purposes of this provision, the term “Good Reason” means, without Executive’s written consent:

(i)                                     Material adverse change in Executive’s authority, duties or responsibilities;

(ii)                                  Executive is not the Chief Executive Officer of the Company or following a Change of Control, the combined or surviving corporation resulting from the Change of Control; or

(iii)                               Requirement that Executive report to other than the Board of Directors of the Company, or following a Change of Control, the Board of Directors of the ultimate parent company resulting from the transaction.

In the above cases of Good Reason, Executive shall provide the Company with written notice of the grounds for a Good Reason termination, and the Company shall have a period of thirty (30) days to cure after receipt of the written notice (the “Cure Period”).  Resignation by Executive following the Company’s cure or before the expiration of the Cure Period shall constitute a voluntary resignation and not a termination or resignation for Good Reason.  If the alleged Good Reason event has not been cured at the end of the Cure Period, Executive’s termination of employment for Good Reason will be effective on the first business day following the last day of the Cure Period.

(d)                                 Termination by Executive.  Except as set forth in Sections 4(e) and 4(f), if Executive resigns for any reason other than for Good Reason, the Company’s obligations and Executive’s rights under this Agreement shall terminate; provided, however, that if at the time of such termination Executive has identified to the Nominating and Corporate Governance Committee and/or the Board of Directors a successor Chief Executive Officer candidate who meets all of the Board of Directors’ and/or Nominating and Corporate Governance Committee’s reasonably established criteria for such position (including availability and willingness to accept such position), Executive’s then-outstanding equity awards shall remain outstanding and eligible to vest in accordance with their existing terms (including satisfaction of performance-based vesting criteria) as if Executive’s employment had not terminated.

(e)                                  Termination by Company due to Death or Disability.  The Company may terminate this Agreement at any time due to Executive’s death or disability (as defined below), whereupon the Company’s obligations and Executive’s rights under this Agreement shall terminate, except that the Company shall, (i) pay to Executive or Executive’s estate a pro-rata amount of Executive’s bonus under the MIP for the year of termination that Executive would have otherwise earned based on actual performance through the end of the fiscal quarter that ended most recently prior to the date of termination, and (ii) accelerate on a pro-rata basis the vesting of Executive’s performance-based equity awards outstanding on the date of termination in a manner consistent with the terms thereof, which: (x) in the case of equity awards that vest based upon the attainment of TSR performance targets, actual performance through the date of termination and (y) in the case of equity awards that vest based on the attainment of non-TSR performance targets, shall be based upon actual performance through the end of the fiscal quarter that ended most recently prior to the date of termination.  “Disability” shall mean Executive’s failure to discharge his duties under this Agreement for six or more consecutive months or for non-continuous periods aggregating to twenty-two weeks in any twelve-month period as a result of illness or incapacity.

(f)                                   Retirement.  If Executive resigns for any reason other than for Good Reason, and at the time of such termination Executive meets the definition of “normal retirement” under the Company’s applicable equity incentive plan, the Company’s obligations and Executive’s rights under this Agreement shall terminate, except that the Company shall, (i) pay to Executive a pro-rata amount of Executive’s bonus under the MIP for the year of termination that Executive would have otherwise earned based on actual performance through the end of the fiscal quarter that ended most recently prior to the date of termination, and (ii) Executive’s then-outstanding equity awards shall remain outstanding and eligible to vest in accordance with their existing terms (including satisfaction of performance-based vesting criteria) as if Executive’s employment had not terminated.

(g)                                  Change of Control.

(1)                                 Termination by Company or Executive.  In lieu of the payments and benefits described in Section 4(c), in the event of a termination by the Company without Cause or termination by Executive with Good Reason, which termination without Cause or with Good Reason occurs within one year following the occurrence of a Change of Control, the Company’s obligations and Executive’s rights under this Agreement shall terminate, except that the Company shall, subject to Executive’s execution, within 21 days following Executive’s date of termination, of an effective general release of claims in favor of the Company (i) pay to Executive, in lump sum, on the date that is 30 days following Executive’s date of termination, an amount equal to Executive’s base salary for twenty-four months, (ii) pay to Executive, on the date that is 30 days following Executive’s date of termination, an amount equal to Executive’s target bonus under the MIP for the year of termination, (iii) accelerate in full the vesting of Executive’s equity awards outstanding on the date of termination in a manner consistent with the terms thereof.  Accelerated vesting in the case of equity awards that vest based upon the attainment of TSR performance targets, shall be based upon actual performance through the date of the Change of Control; provided, that accelerated vesting in the case of equity awards that vest based on the attainment of non-TSR performance targets, shall be based upon actual performance through the end of the fiscal quarter that ended most recently prior to the date of the Change of Control, and (iv) if Executive elects continuation coverage under the Company’s health insurance plan pursuant to COBRA, the continuation of health benefits (in the form of COBRA reimbursement paid by the Company) for Executive, his spouse and his dependents, for a period of 18 months (or a shorter period, to the extent Executive becomes eligible for health benefits from a subsequent employer), to the extent that the same are available under policies held by the Company during such period. Notwithstanding the foregoing, if the payment by the Company of the COBRA premium payments described in the foregoing sentence will subject or expose the Company to taxes or penalties, Executive and the Company agree to renegotiate the provisions of Section 4(g)(1) in good faith and enter into a substitute arrangement pursuant to which the Company will not be subjected or exposed to taxes or penalties and Executive will be provided with payments or benefits with an economic value that is no less than the economic value of such payments.

(2)                                 “Change of Control” defined.  As used in this Section 4(g), a Change of Control shall be deemed to have occurred upon the earliest to occur of the following events: (i) the date an unaffiliated person, entity or group (as defined in Treas. Reg. I.409A-3(i)(5)(v)(B)) acquires, directly or indirectly, ownership of a substantial portion of the Company’s assets equal to or more than 50% of the total gross fair market value (as defined in Treas. Reg. 1.409A-3(i)(5)(vii)) of all of the assets of the Company immediately before such acquisition or acquisitions; (ii) the date any unaffiliated person, entity or group (as defined in Treas. Reg. 1.409A-3(i)(5)(v)(B)) acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) ownership of the Company’s capital stock having more than 50% of the combined voting power of the Company’s then outstanding voting securities entitled to vote generally in the election of directors; or (iii) a majority of members of the Company’s Board of Directors (together with any directors elected or nominated by a majority of such members) is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Board of Directors before the date of the appointment or election; except that any event or transaction which would be a “Change of Control” under (i) or (ii) of this definition shall not be a Change of Control if persons who were the equity holders of the Company immediately prior to such event or transaction (other than the acquirer in the case of a reorganization, merger or consolidation), immediately thereafter, beneficially own more than 50% of the combined voting power of the Company’s or the reorganized, merged or consolidated company’s then outstanding voting securities entitled to vote generally in the election of directors.

(h)                                 Termination of Employment.  For all purposes of this Agreement, “termination of employment” and any phrase of similar meaning shall have the meaning assigned to such term in Treas. Reg. Section 1.409A-1(h)(1).

(i)                                     Six-Month Delay for Payments to Specified Employee.  If Executive is a Specified Employee (as defined below) as of the date of his termination of employment under this Agreement, notwithstanding any other provision of this Agreement, any payment (or commencement of a series of payments) to Executive following a termination of employment of any nonqualified deferred compensation (within the meaning of Code Section 409A will be accumulated (the “Accumulated Amount”) and Executive’s right to receive payment or distribution of such Accumulated Amount will be delayed until the earlier of Executive’s death or the first day of the seventh month following Executive’s termination of employment (the “Termination Payment Date”), whereupon the Accumulated Amount will be paid or distributed to Executive and the normal payment or distribution schedule for any remaining payments or distributions will resume.  During the period in which the payment of the Accumulated Amount is delayed pursuant to Code Section 409A, the Accumulated Amount will be set aside in a “rabbi trust” (within the meaning of Internal Revenue Service Revenue Procedure 92-64) established by the Company for purposes of holding the funds constituting the Accumulated Amount.  Such funds shall be invested in short-term U.S. Government obligations until the Termination Payment Date, and an amount equal to the interest earned on obligations held by the rabbi trust shall be paid to Executive on the Termination Payment Date or, if later, the date the Termination Payment is actually paid to Executive.  For purposes of this Agreement, the term “Specified Employee” has the meaning given such term in Code Section 409A and the final regulations thereunder (“Final 409A Regulations”), provided, however, that, as permitted in the Final409A Regulations, the Company’s Specified Employees and its application of the six-month delay rule of Code Section 409A(a)(2)(B)(i) shall be determined in accordance with rules adopted by the Board of Directors or a committee thereof, which shall be applied consistently with respect to all nonqualified deferred compensation arrangements of the Company, including this Agreement.

(j)                                    Resignation as a Member of the Board of Directors.  In all cases of termination and upon the expiration of this Agreement, unless otherwise agreed to in writing, Executive shall be deemed to have contemporaneously resigned from his position, if any, as a member of the Board of Directors of the Company or any of its subsidiaries, effective as of the date of termination or expiration.  Notwithstanding the foregoing, Executive’s resignation from the Board of Directors shall not adversely affect any options to purchase shares of the Company’s common stock, restricted stock grants or RSUs that were granted to Executive solely in his capacity as a Director of the Company or its subsidiaries, so long as, Executive’s termination is a result of his having been terminated pursuant to paragraphs (c), (e), (f) or (g) above.

(k)                                 Cooperation in Proceedings.  In all cases of termination and upon the expiration of this Agreement, unless otherwise agreed to in writing, Executive agrees to fully cooperate with the Company and its affiliates during the entire scope and duration of any litigation or administrative proceedings involving any matters with which Executive was involved during Executive’s employment with the Company.  Such cooperation shall be subject to the reasonable demands of any subsequent employment undertaken by Executive, and the Company shall cover any reasonable out-of-pocket expenses of Executive in so cooperating, including, any attorneys’ fees reasonably incurred by Executive.

5.                                      Restrictive covenants.

(a)                                 Covenant not to compete.

(1)                                 Executive will not compete with the Company:

(i)                                     During the term of Executive’s employment with the Company; or

(ii)                                  For twenty-four months after the Company terminates Executive’s employment for any reason.

(2)                                 As used in Section 5(a), “compete” means to establish, engage, or be connected with, directly or indirectly, any company engaged in a business in competition with the business of the Company or its subsidiaries or affiliates in any area where the Company, its subsidiaries or affiliates are doing business, whether as owner, partner, agent, employee, director, officer, consultant, advisor, or stockholder (except as the beneficial owner of not more than 5 percent of the outstanding shares of a corporation, any of the capital stock of which is listed on any national or regional securities exchange or quoted in the daily listing of over-the-counter market securities and, in each case, in which Executive does not undertake any management or operational or advisory role).

(3)                                 The Company and Executive acknowledge and agree that the scope and duration of the covenant in Section 5(a) are reasonable and fair; however, if a court of competent jurisdiction determines that this covenant is overly broad or unenforceable in any respect, the Company and Executive acknowledge and agree that the covenant shall be enforced to the greatest extent any such court deems appropriate, and such court may modify this covenant to that extent.

(b)                                 Covenant not to solicit customers.  Executive shall not, directly or indirectly, during the term of Executive’s employment with the Company and for twenty-four months after termination of Executive’s employment for any reason, solicit the trade or patronage of any of the customers or prospective customers of the Company (which, for purposes of this paragraph, shall include any of the Company’s subsidiaries or affiliates) of which the Executive has personally engaged with in his capacity as Executive or of anyone whom the Executive has heretofore traded or dealt with in his capacity within the Company, regardless of the location of such customers or prospective customers of the Company with respect to any technologies, services, products, trade secrets, or other matters in which the Company is active.

(c)                                  Covenant not to solicit or hire employees, or consultants.  Unless Executive receives the prior written consent of the Company, Executive shall not, directly or indirectly, during the term of Executive’s employment with the Company and for twenty-four months after termination of Executive’s employment for any reason, aid or endeavor to solicit or induce any other employee or consultant of the Company (which, for purposes of this paragraph, shall include any of the Company’s subsidiaries or affiliates), or anyone who was serving in such capacity upon the termination of Executive’s employment or who served in such capacity within one year of the termination of Executive’s employment, to leave the Company to accept employment of any kind with any other person or entity or do any act that may result in the impairment of the relationship between the Company on the one hand and the employees or consultants of the Company on the other hand.  Unless Executive receives the prior written consent of the Company, Executive shall not, directly or indirectly, for eighteen months after termination of Executive’s employment for any reason, hire any employee or consultant of the Company or anyone who was serving in such capacity upon the termination of Executive’s employment or who served in such capacity within one year of the termination of Executive’s employment.  For the purposes of this paragraph “consultant” shall mean only those consultants whose use would pose a threat of competitive harm to the Company or would limit the Company’s ability to obtain the services of such consultant.

(d)                                 Confidential Information.  Executive’s work for the Company will give Executive access to confidential matters of the Company not publicly known such as proprietary matters of a technical nature (including but not limited to know-how, technical data, gaming processes, gaming equipment, techniques, developments) and proprietary matters of a business nature (including but not limited to information about costs, profits, markets, sales, lists of customers, and matters received by the Company in confidence from other parties), collectively referred to as “Confidential Matters.” Some Confidential Matters may be entitled to protection as “Trade Secrets,” as that term is defined in N.R.S. 600A.030(5), the Restatement of Torts, and case law interpreting the same.  “Confidential Matters” shall not include any matters for which Executive has prior knowledge of prior to the commencement of Executive’s employment with the Company or its affiliates or matters that are known or come to be known as industry standard practice.  Executive agrees to keep secret all such Confidential Matters and agree not to directly or indirectly, other than is necessary in the business of the Company and the scope of Executive’s employment, disclose or use any such Confidential Matters at any time except with prior written consent of the Company.  Executive agrees that all written materials (including correspondence, memoranda, manuals, notes, and notebooks) and all models, mechanisms, devices, drawings, and plans in Executive’s possession from time to time (whether or not written or prepared by Executive) embodying Confidential Matters shall be and remain the sole property of the Company, and Executive will use all reasonable precautions to assure that all such written materials and models, mechanisms, devices, drawings, and plans are properly protected and kept from unauthorized persons.  Executive further agrees to deliver all Confidential Matters, including copies, immediately to the Company on termination of Executive’s employment for any reason, or at any time the Company may request.  Unless required by court proceeding, for a period of three years after termination of Executive’s employment with the Company for any reason, Executive shall not reveal directly or indirectly to any person or entity or use for Executive’s personal benefit (including without limitation, for the purpose of soliciting business, whether or not competitive with any business of the Company) any Confidential Matters.  These obligations will not apply to the extent that the Confidential Matters (i) were already known to the Executive, without an obligation to keep it confidential, at the time of its receipt from the Company; (ii) were received by the Executive in good faith from a third party lawfully in possession thereof and having no obligation to keep such information confidential; or (iii) were publicly known at the time of its receipt by the

Executive or has become publicly known other than by a breach of this Agreement or other action by the Executive.  To the extent that any Confidential Matters are considered by the Company as Trade Secrets, Executive agrees that all limitations on use of these Trade Secrets shall last as long as such information remains a trade secret under applicable law.  Executive further agrees that immediately upon or after termination, Executive will deliver to the Company all memoranda, notes, reports, lists, models, mechanisms, devices, drawings or plans and other documents (and all copies thereof) in Executive’s possession relating to the business of the Company or its subsidiaries and affiliates.

(e)                                  Non-disparagement.  Each party agrees that, during Executive’s employment with the Company and after the termination thereof for any reason, neither shall, publicly or privately, intentionally disparage or make any willful statements (written or oral) that could impugn the integrity, acumen (business or otherwise), ethics, or business practices of the other (including, in the case of the Company, its affiliates and subsidiaries), except, in each case, to the extent (but solely to the extent) necessary (i) in any judicial or arbitration action to enforce the provisions of this Agreement, or (ii) in connection with any judicial or administrative proceeding to the extent required by applicable law, or (iii) as otherwise required by law.

(f)                                   Intellectual Property.  Executive shall promptly disclose in writing to the Company all inventions, discoveries, concepts, ideas, developments, improvements, and innovations, whether or not patentable, and the expressions of all inventions, discoveries, concepts, ideas, developments, improvements, and innovations, whether or not copyrightable (collectively “Inventions”), conceived, developed, or first actually reduced to practice by Executive, either alone or with others, during Executive’s employment with the Company, that (i) relate in any manner to the existing or contemplated business or research activities of the Company, (ii) are suggested by or result from Executive’s work for the Company; or (iii) result from the use of time, materials, or facilities of the Company.  All Inventions Executive conceives, develops, or first actually reduces to practice, either alone or with others, while employed by the Company that relate in any manner to the existing or contemplated business or research activities of the Company shall be the exclusive property of the Company.  Executive will, at the request and expense of the Company, execute specific assignments to any such Inventions and execute, acknowledge, and deliver patent applications and such other documents (including but not limited to all provisionals, continuations, continuations-in-part, continued prosecution applications, extensions, re-issues, re-examinations, divisionals and foreign counterparts) and take such further action as may be considered necessary by the Company at any time, whether during Executive’s employment with the Company or after it terminates for any reason, to obtain and define letters patent in any and all countries and to vest title to such Inventions and related patents or patent applications in the Company or its assignees.  Any Invention that Executive discloses to a third person or describes in a patent application filed by Executive or in Executive’s behalf during Executive’s employment with the Company or within three months after

Executive’s employment with the Company terminates for any reason shall be presumed to have been conceived or made by Executive during Executive’s employment with the Company unless proved to have been conceived and made by Executive after the expiration or termination of this Agreement.

(g)                                  Injunctive relief; jurisdiction.  Executive acknowledges that the Company will suffer irreparable injury, not readily susceptible of valuation in monetary damages, if Executive breaches any of Executive’s obligations under the restrictive covenants in this Section 5  Accordingly, Executive agrees that the Company will be entitled, at its option, to injunctive relief against any breach by Executive of Executive’s obligations under Section 5 in any federal or state court of competent jurisdiction sitting in Nevada, in addition to monetary damages and any other remedies available at law or in equity.  Executive hereby submits to the jurisdiction of such courts for the purposes of any actions or proceedings instituted by the Company to obtain such injunctive relief, and agree that process may be served on Executive under the relevant rules of civil procedure, addressed to Executive’s last address known to the Company, or in any other manner authorized by law.

(h)                                 Material inducements.  The restrictive covenants and other provisions in this Agreement are material inducements to the Company entering into and performing its obligations under this Agreement.  Accordingly, in the event of any proven breach of these provisions by Executive, in addition to all other remedies at law or in equity possessed by the Company, including but not limited to the right to enforce the covenants Executive has agreed to in this Agreement, the Company shall have the right to terminate this agreement and Executive’s employment with the Company and not pay any amounts payable to Executive under this Agreement.

6.                                      Licenses and approvals.  This Agreement is contingent on any necessary approvals and licenses from any regulatory authorities having jurisdiction over the parties or the subject matter of this Agreement.  Each party shall promptly apply to the appropriate regulatory authorities for any licenses and approvals necessary for Executive to perform under this Agreement and shall diligently pursue its applications, and the Company shall pay all associated costs and fees.  Each party shall fully cooperate with any requests, inquiries, or investigations of any regulatory authorities or law enforcement agencies in connection with the Company, its affiliates, or this Agreement.  If any license or approval necessary for either party to perform under this Agreement is denied, suspended, or revoked, this Agreement shall be void, provided, however, that if the denial, suspension, or revocation affects performance of the Agreement in part only, the parties may by mutual agreement continue to perform under this Agreement to the extent it is unaffected by the denial, suspension, or revocation.

7.                                      Compliance program.  The parties acknowledge that the Company operates under privileged licenses in a highly regulated industry, and that the Company maintains a compliance program to protect and preserve the name, reputation, integrity, and good will of the Company and its subsidiaries and affiliates (the “Company Group”) through a thorough review and determination of the integrity and fitness, both initially and thereafter, of any person or company that performs work for any member of the Company Group or with which any member of the Company Group is or are otherwise associated, and to monitor compliance with the requirements established by gaming regulatory authorities in various jurisdictions around the world.  This Agreement and the association of the Company and its affiliates with Executive are contingent on the continued approval of the Company and its compliance committee under the Company’s compliance program and the parties shall cooperate with the Company and its compliance committee as reasonably requested by the Company or the committee and shall provide the committee with such information as it may request, but the termination of this Agreement shall in all respects be governed by and subject to the rights and obligations of the parties as set forth in Section 4 hereof.

8.                                      Executive’s Indemnification.  The Company shall, to the maximum extent permitted by law, indemnify Executive against expenses, judgments, fines, settlements and other amounts actually and reasonably incurred in connection with any threatened, pending or completed action, suit, arbitration, alternative dispute mechanism, inquiry, judicial, administrative or legislative hearing, investigation or proceeding (a “Proceeding”) arising by reason of the fact that Executive, is or was a director or officer of the Company or while a director or officer of the Company is or was serving at the request of the Company as a director, officer, employee, agent or trustee of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan.  Notwithstanding anything to the contrary contained herein, except as otherwise required by law, the Company shall indemnify Executive in connection with a Proceeding, or part thereof, initiated by such person (including claims and counterclaims, whether such counterclaims are asserted by (i) Executive, or (ii) the Company in a Proceeding initiated by Executive) only if such Proceeding, or part thereof, was authorized or ratified by the Board of Directors.  Expenses incurred in defending any such Proceeding by Executive the Company is required to indemnify as set forth above shall be paid or reimbursed by the Company promptly upon receipt by it of an undertaking of Executive to repay such expenses if it should ultimately be determined that Executive was not entitled to be indemnified by the Company.  It shall be the responsibility of the Company to obtain and keep current adequate liability insurance coverage to ensure that this provision shall be complied with as written.

9.                                      General Provisions.

(a)                                 Reimbursement of Legal Fees.  The Company shall reimburse Executive for up to $25,000 in reasonable legal fees and expenses incurred in connection with the negotiation and preparation of this Agreement and any related agreements and documents.

(b)                                 Further assurances.  Each party shall execute all documents and take all other actions necessary to effect the provisions and purposes of this Agreement.

(c)                                  Entire agreement.  This Agreement contains the entire agreement between the parties and supersedes all other oral and written agreements previously entered into by the parties concerning the same subject matter, including the Prior Employment Agreement, provided, however, that except as modified by this Agreement, the terms and conditions of Executive’s employment with the Company shall be subject to the Company’s regular employment policies and practices as may be in effect from time to time.

(d)                                 Modification, rescission, and assignment.  This Agreement may be modified or rescinded only with the written consent of both parties.  Neither this Agreement nor any right or interest under this Agreement shall be assignable by either party without the written consent of the other, provided, that nothing contained in this Agreement shall limit or restrict the Company’s ability to merge or consolidate or effect any similar transaction with any other entity, irrespective of whether the Company is the surviving entity (including a split up, spin off, or similar type transaction), provided that one or more of such surviving entities continues to be bound by the provisions of this Agreement.

(e)                                  Governing Law.   The laws of the state of Nevada applicable to contracts made or to be wholly performed there (without giving effect to choice of law or conflict of law principles) shall govern the validity, construction, performance, and effect of this Agreement.  The Company and Executive hereby consent and submit to the personal jurisdiction and venue of any state or federal court located in Las Vegas, Nevada for resolution of any and all claims, causes of action or disputes arising out of or related to this Agreement.   The Company and Executive hereby waive and covenant that they will not assert (whether as plaintiff, defendant or otherwise) any right to trial by jury in any forum in respect to any claim, cause of action or suit (in contract, tort or otherwise) arising out of or based upon this Agreement or the subject matter hereof.

(f)                                   Severability.  If any provision is unenforceable for any reason, it shall be deemed stricken from the Agreement but shall not otherwise affect the intention of the parties or the remaining provisions of the Agreement.

(g)                                  Binding effect.  This Agreement shall bind and inure to the benefit of each of the parties and their respective heirs, successors, administrators, executors, and assigns.

(h)                                 Notices.  All notices required by this Agreement must be in writing and must be delivered, mailed, or telecopied to the addresses given above or such other addresses as the parties may designate in writing.

(i)                                     Counterparts; facsimiles.  This Agreement may be executed in counterparts, each of which shall be deemed an original, and all of which, taken together, shall constitute one and the same instrument.  This Agreement may be executed and delivered by exchange of facsimile copies showing the signatures of the parties, and those signatures need not be affixed to the same copy.  The facsimile copies so signed will constitute originally signed copies of the same consent requiring no further execution.

(j)                                    Captions; construction; drafting ambiguities.  The captions in this Agreement are for convenience only and shall not be used in interpreting it.  In interpreting this Agreement any change in gender or number shall be made as appropriate to fit the context.  Each party has reviewed and revised this Agreement with independent counsel or has had the opportunity to do so.  The rule of construction that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement or of any amendments or exhibits to this Agreement.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first set forth above.

BALLY TECHNOLOGIES, INC.

By:	/s/ David Robbins	/s/ Richard Haddrill
	David Robbins, Chairman of the Board	Richard Haddrill